FOR IMMEDIATE RELEASE
Double Eagle Petroleum Reports Project Update
CASPER, Wyo., June 6 /PRNewswire-FirstCall/ — Double Eagle Petroleum Co. (Nasdaq: DBLE) today announced that the Unit Rig #233 has arrived at Cow Creek Field to drill the Cow Creek Unit Deep # 2 well to 12,350 feet. Drilling began on June 1 and is expected to take forty days to reach total depth. This rig will then move to the Christmas Meadows Prospect to drill the Table Top Unit #1 well. This well is expected to take 100 days to reach a total depth of 15,750 feet. The United States Forest Service has indicated that our road construction that was previously considered a “lease action” will now be considered a “realty action”. This results in our lease term being extended to over 200 days and gives us more time to complete our work at Christmas Meadows.
The Company also stated that in discussions with the Bureau of Land Management (BLM) concerning the BLM’s Environmental Impact Study (EIS) affecting Double Eagle’s coalbed methane development in its Cow Creek project, the BLM has indicated that the timing for completion of the EIS will probably be delayed to the first quarter of 2007, from the previously announced date of August 21, 2006. Stephen Hollis, CEO of Double Eagle, stated that “although we are disappointed in the probable delay of the Environmental Impact Statement, it gives us a greater opportunity to immediately focus on our Cow Creek deep drilling, which began on June 1, and our Christmas Meadows prospect, which is scheduled to be spudded in mid to late July”.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company’s current areas of exploration and development focus on Southwestern Wyoming, the Powder River Basin and the Wind River Basin in Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.